UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 6, 2007

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5402 Parkdale Drive, Suite 101
Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Equipment Lease Financing

On December 6, 2007, we entered into an Equipment Lease Commitment with DHW Leasing, L.L.C. (“DHW”), relating to the lease of furniture, fixtures and equipment for current and future restaurants. Under the terms of the Equipment Lease Commitment, DHW has agreed to purchase and lease to us equipment costing up to $16 million. Each lease is expected to be for equipment costing a minimum of $800,000 and a maximum of $1.25 million per restaurant.

Payments due DHW will have an interest rate equal to the DHW bank base rate plus 4.8%. For lease financing totaling up to $14 million of the facility, the bank base rate is the actual interest rate charged by DHW’s lender and represents a rate approximating the New York Prime Rate. For $2 million of the facility, the bank base rate is the five-year U.S. Treasury Rate plus 350 basis points. Principal payments on the amounts borrowed will depend upon the repayment schedule specified by the banks that have provided the financing commitments to DHW. Principal and interest payments are as follows: $4 million may be borrowed as an interest-only line of credit during the five-year term of the loan; $6 million may be borrowed and will be repaid on a seven-year amortization schedule with the first year being interest only and the second, third, fourth and fifth years being paid at one-seventh of the principal amount due with any unpaid principal due at the end of the fifth year; the remaining $6 million to be borrowed will be amortized by equal monthly principal and interest payments over a five-year term. The lease financing to be provided by DHW to us will be subject to the availability of financing commitments to DHW from its lenders. DHW has advised us that its lenders will be reviewing loan commitments annually.

We and DHW have agreed upon a form of Master Equipment Finance Lease that provides, among other things, for a lease fee equal to 0.25% of the principal amount financed upon origination of each equipment lease. We have the option to purchase the leased equipment for $1.00 upon payment in full of all rent payments due under each lease. The equipment lease contains other customary terms and conditions. We are not obligated to enter into any equipment leases with DHW, although we intend to enter into equipment leases with DHW for the foreseeable future. DHW is not obligated to provide equipment leases for restaurants that are not developed and constructed by Dunham Capital Management, L.L.C. (“Dunham”).

The Equipment Lease Commitment, which is attached hereto as Exhibit 10.1, and the form of Master Equipment Finance Lease, which is attached hereto as Exhibit 10.2, are incorporated by reference in response to this Item 1.01. A copy of our press release announcing the Equipment Lease Commitment is attached as Exhibit 99 to this report and is incorporated by reference into this Item 1.01.

The members of DHW are Donald A. Dunham, Jr., Charles J. Hey and Steven J. Wagenheim. Mr. Wagenheim is our President, Chief Executive Officer, one of our directors and the beneficial owner of approximately 10.3% of our Common Stock. Mr. Wagenheim owns a 20% membership interest in DHW and has agreed to personally guarantee 20% of DHW’s indebtedness to its lenders. However, Mr. Wagenheim will not receive a guarantee fee or other payment in connection with the DHW financing. Dunham is controlled by Mr. Dunham, who is a member of DHW and an affiliate of Granite Partners, L.L.C., a beneficial owner of less than 2% of our securities.

On December 6, 2007, our Board and Audit Committee considered and approved the DHW proposal to provide up to $16,000,000 of equipment financing and Mr. Wagenheim made a disclosure of his interest in DHW. Our Board and Audit Committee approved the DHW proposal.

In connection with the DHW financing, we also entered into amendments to eight lease agreements with Dunham,  Pursuant to these amendments, lease rates at the applicable restaurant locations will increase by 10% every five years, commencing on January 1, 2013, January 1, 2014 or January 1, 2015, depending on the restaurant.

In connection with the DHW financing, we also entered into an amendment to our Stock Purchase Agreement dated March 8, 2007 by and between us and investors who are parties thereto, including William Blair Small Cap Growth Fund; Booth & Co FFC Hartman Retirement Income Trust; Booth & Co FFC Rush University Medical Center Endowment Account; Booth & Co FFC Rush University Medical

Center Pension & Retirement; Calhoun & Co FFC City of Dearborn General Employees Retirement System; Calhoun & Co FFC City of Dearborn Policemen & Firemen Revised Retirement Systems; and Mac & Co. Under the terms of the amendment, the covenant contained in Section 6(ii) of the Stock Purchase Agreement restricting us from entering into an interested party transaction does not apply to the DHW financing. The Amendment Stock Purchase Agreement, which is attached hereto as Exhibit 10.3, is incorporated by reference in response to this Item 1.01.

ITEM 2.03                                   CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The contents of Item 1.01 above are incorporated herein by reference in their entirety.

ITEM 9.01                                   FINANCIAL STATEMENTS AND EXHIBITS.

(d)                                 Exhibits. See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: December 11, 2007	By:	/s/ Steven J. Wagenheim
Steven J. Wagenheim
President and Chief Executive Officer

EXHIBIT INDEX

10.1	Equipment Lease Commitment by and between DHW Leasing, L.L.C. and Granite City Food & Brewery Ltd., dated December 6, 2007.

10.2

Form of Master Equipment Finance Lease by and between DHW Leasing, L.L.C. and Granite City Food & Brewery Ltd., dated September 19, 2006 (incorporated by reference to our Current Report on Form 8-K, filed on September 22, 2006 (File No. 000-29643)).

10.3

Amendment Stock Purchase Agreement by and between William Blair Small Cap Growth Fund; Booth & Co FFC Hartman Retirement Income Trust; Booth & Co FFC Rush University Medical Center Endowment Account; Booth & Co FFC Rush University Medical Center Pension & Retirement; Calhoun & Co FFC City of Dearborn General Employees Retirement System; Calhoun & Co FFC City of Dearborn Policemen & Firemen Revised Retirement Systems; and Mac & Co and Granite City Food & Brewery Ltd., dated December 6, 2007.

99	Press Release, dated December 11, 2007.